Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 19, 2012	Contact: Michael M. Larsen
Vice President and CFO
Tel. (610) 249-2002

GARDNER DENVER REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

—	Revenues of $604 million in the first quarter increased 14% over the prior year.
—

Diluted earnings per share (“DEPS”) of $1.08, including $0.32 of profit improvement costs and other items, resulting in Adjusted DEPS of $1.40, up 22% over last year and at the high end of our previously communicated guidance. (1)

—	Updated full year 2012 guidance for DEPS of $5.20 to $5.40, including profit improvement costs and other items totaling $0.40 per diluted share, resulting in an Adjusted DEPS range of $5.60 to $5.80.

WAYNE, Pa., April 19, 2012 – Gardner Denver, Inc. (NYSE: GDI) today announced first quarter 2012 financial results that established records for orders and backlog and first quarter records for revenue, Adjusted Operating Income and Adjusted DEPS. (1)

Gardner Denver’s first quarter 2012 revenues of $604.4 million were up 14% over the same period of 2011. Operating income for the first quarter of 2012 was $79.8 million, an 8% decrease from $86.8 million recorded in the same period of 2011, resulting in a reduction in operating margins of 310 basis points to 13.2%. Net income in the first quarter of 2012 decreased 8% to $54.8 million, or $1.08 per diluted share. The decline in operating income and operating margin in the first quarter 2012 results was largely driven by $15.5 million of profit improvement costs and $7.4 million of expected purchase accounting costs related to the Robuschi acquisition, completed in 2011. Excluding these items as reflected on the reconciliation schedule below, Adjusted Operating Income increased 16% over the same period in 2011, Adjusted Operating Margins expanded 40 basis points to 17.0% and Adjusted DEPS were $1.40, a 22% increase over the first quarter of 2011. (1)

“In a more challenging environment, Gardner Denver had a good first quarter with record orders of $680.3 million, up 11% over the prior year, and 14% revenue growth driven by solid organic growth of 11% and the contribution from the Robuschi acquisition. Adjusted Operating Margins expanded 40 basis points to 17.0%, resulting from our focus on operational excellence and incremental profit on higher sales. (1) Cash flow provided by operating activities of $49 million was up 2% year-over-year, and we spent $8.8 million on share repurchases,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “In addition, we recorded a $15.5 million charge to reduce costs and expand margins, primarily in our European businesses, as we took additional steps to a phased global restructuring. We anticipate that the payback on the announced restructuring action will be approximately 24 months.”

Engineered Products Group (EPG)

For the first quarter of 2012, EPG revenues increased 13% to $279 million. Operating income (2) in the first quarter of 2012 increased 15% to $64.3 million and operating margins improved to 23.1%, up 30 basis points from last year’s first quarter.

“EPG had a good first quarter with double digit order growth year over year and sequentially, driven by our later cycle businesses, Nash and Emco Wheaton, which have exposure to oil & gas and infrastructure end markets. Organic revenue growth was 14%, compared to the same period in 2011, driven by our Petroleum & Industrial Pump business,” said Mr. Pennypacker.

Industrial Products Group (IPG)

For the first quarter of 2012, IPG revenues increased 14% to $326 million. Operating income (2) in the first quarter of 2012 decreased 50% to $15.5 million, and increased 12% on an adjusted basis. For the first quarter, operating margins were 4.8%, down 600 basis points from last year’s first quarter, and Adjusted Operating Margins were 11.0%, down 30 basis points.(1)

“IPG had a mixed first quarter as core growth rates continued to moderate as expected. In order to accelerate our margin expansion efforts, we are taking the necessary steps to align our cost structure to a more challenging environment, particularly in Europe,” said Mr. Pennypacker.

Outlook

“Excluding our pressure pumping business, we expect our end markets to experience moderate growth for the balance of 2012. Our record backlog gives us good visibility into the next six months and our order intake remains fairly healthy, supported by stable industrial trends globally. However, our pressure pumping business, which represented approximately 13% of our 2011 revenues, is experiencing rapid change as our customers react to challenging market conditions. In this uncertain environment, we expect a decline in OEM pressure pumps shipments in the second half of 2012, as we continue to work closely with our customers,” noted Mr. Pennypacker.

“Second quarter 2012 earnings are expected to be in the range of $1.35 to 1.45 DEPS and we project our full-year 2012 earnings to be in the range of $5.20 to $5.40. These projections include profit improvement costs and other items totaling $0.05 per diluted share for the second quarter and $0.40 per diluted share for the total year. Second quarter 2012 Adjusted DEPS are expected to be in a range of $1.40 to $1.50 and full year 2012 Adjusted DEPS are expected to be in a range of $5.60 to $5.80,” stated Mr. Pennypacker.

Conference Call

Gardner Denver will broadcast a conference call to discuss results for the first quarter of 2012 on Friday, April 20, 2012 at 8:30 a.m. EDT through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investors section on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2011, and its subsequent quarterly reports on Form 10-Q for the 2012 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

(1) Adjusted Operating Income and Adjusted Operating Margin, on a consolidated and segment basis, and Adjusted DEPS are financial measures that are not in accordance with GAAP. For reconciliation to the comparable GAAP number for reported historic periods please see “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income, Adjusted Operating Margin and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance.

(2) Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts and percentages)

(Unaudited)

		Three Months Ended March 31,
		2012		2011	% Change

Revenues	$	604,356	$	531,853	14
Cost of sales		401,789		347,397	16

Gross profit		202,567		184,456	10
Selling and administrative expenses		105,913		96,021	10
Other operating expense, net		16,862		1,612	946

Operating income		79,792		86,823	(8)
Interest expense		3,834		5,347	(28)
Other income, net		(1,223)		(962)	27

Income before income taxes		77,181		82,438	(6)
Provision for income taxes		22,066		22,539	(2)

Net income		55,115		59,899	(8)
Less: Net income attributable to noncontrolling interests		283		421	(33)

Net income attributable to Gardner Denver	$	54,832	$	59,478	(8)

Earnings per share attributable to Gardner Denver common stockholders:
Basic earnings per share	$	1.08	$	1.14	(5)

Diluted earnings per share	$	1.08	$	1.13	(4)

Cash dividends declared per common share	$	0.05	$	0.05	-

Basic weighted average number of shares outstanding		50,638		52,207

Diluted weighted average number of shares outstanding		50,937		52,634

Shares outstanding as of March 31		50,609		52,241

GARDNER DENVER, INC.

CONDENSED BALANCE SHEET ITEMS

(in thousands, except percentages)

(Unaudited)

		3/31/2012		12/31/2011	% Change

Cash and cash equivalents	$	186,862	$	155,259	20

Accounts receivable, net		484,014		477,505	1

Inventories, net		356,660		311,679	14

Total current assets		1,104,348		1,015,734	9

Total assets		2,477,023		2,365,568	5

Short-term borrowings and current maturities of long-term debt		89,808		77,692	16

Accounts payable and accrued liabilities		461,108		428,062	8

Total current liabilities		550,916		505,754	9

Long-term debt, less current maturities		314,641		326,133	(4)

Total liabilities		1,121,067		1,085,937	3

Total stockholders’ equity	$	1,355,956	$	1,279,631	6

GARDNER DENVER, INC.

BUSINESS SEGMENT RESULTS

(in thousands, except percentages)

(Unaudited)

		Three Months Ended March 31,
		2012		2011	% Change
Industrial Products Group
Revenues	$	325,827	$	286,210	14
Operating income		15,539		30,802	(50)
% of revenues		4.8%		10.8%
Orders		357,509		323,511	11
Backlog		291,437		254,951	14

Engineered Products Group
Revenues		278,529		245,643	13
Operating income		64,253		56,021	15
% of revenues		23.1%		22.8%
Orders		322,785		288,415	12
Backlog		463,899		392,099	18

Reconciliation of Segment Results to Consolidated Results

Industrial Products Group operating income	$	15,539	$	30,802
Engineered Products Group operating income		64,253		56,021

Consolidated operating income		79,792		86,823
% of revenues		13.2%		16.3%
Interest expense		3,834		5,347
Other income, net		(1,223)		(962)

Income before income taxes	$	77,181	$	82,438

% of revenues		12.8%		15.5%

The Company evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.

SELECTED FINANCIAL DATA SCHEDULE

(in millions, except percentages)

(Unaudited)

	Three Months Ended March 31,
	$ Millions	% Change
Industrial Products Group
2011 Revenues	286.2
Incremental effect of acquisitions	22.2	8
Effect of currency exchange rates	(4.7)	(2)
Organic growth	22.1	8

2012 Revenues	325.8	14

2011 Orders	323.5
Incremental effect of acquisitions	28.7	9
Effect of currency exchange rates	(4.8)	(1)
Organic growth	10.1	3

2012 Orders	357.5	11

Backlog as of 3/31/11	255.0
Incremental effect of acquisitions	27.0	11
Effect of currency exchange rates	(6.3)	(2)
Organic growth	15.7	5

Backlog as of 3/31/12	291.4	14

Engineered Products Group
2011 Revenues	245.6
Effect of currency exchange rates	(1.6)	(1)
Organic growth	34.5	14

2012 Revenues	278.5	13

2011 Orders	288.4
Effect of currency exchange rates	(2.0)	(1)
Organic growth	36.4	13

2012 Orders	322.8	12

Backlog as of 3/31/11	392.1
Effect of currency exchange rates	(7.1)	(2)
Organic growth	78.9	20

Backlog as of 3/31/12	463.9	18

Consolidated
2011 Revenues	531.9
Incremental effect of acquisitions	22.2	4
Effect of currency exchange rates	(6.3)	(1)
Organic growth	56.6	11

2012 Revenues	604.4	14

2011 Orders	611.9
Incremental effect of acquisitions	28.7	5
Effect of currency exchange rates	(6.8)	(1)
Organic growth	46.5	7

2012 Orders	680.3	11

Backlog as of 3/31/11	647.1
Incremental effect of acquisitions	27.0	4
Effect of currency exchange rates	(13.4)	(2)
Organic growth	94.6	15

Backlog as of 3/31/12	755.3	17

GARDNER DENVER, INC.

RECONCILIATION OF OPERATING INCOME AND DEPS TO

ADJUSTED OPERATING INCOME AND ADJUSTED DEPS

(in thousands, except per share amounts and percentages)

(Unaudited)

While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income, Adjusted Operating Margin and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

		Three Months Ended March 31, 2012
		Industrial Products Group		Engineered Products Group		Consolidated

Operating income	$	15,539	$	64,253	$	79,792
% of revenues		4.8%		23.1%		13.2%
Adjustments to operating income:
Profit improvement initiatives (3)		12,002		2,218		14,220
Robuschi backlog and inventory amortization (4)		7,391		-		7,391
Other, net (5)		1,010		279		1,289

Total adjustments to operating income		20,403		2,497		22,900
Adjusted operating income	$	35,942	$	66,750	$	102,692
% of revenues, as adjusted		11.0%		24.0%		17.0%

		Three Months Ended March 31, 2011
		Industrial Products Group		Engineered Products Group		Consolidated

Operating income	$	30,802	$	56,021	$	86,823
% of revenues		10.8%		22.8%		16.3%
Adjustments to operating income:
Profit improvement initiatives (3)		891		89		980
Other, net (5)		513		178		691

Total adjustments to operating income		1,404		267		1,671
Adjusted operating income	$	32,206	$	56,288	$	88,494
% of revenues, as adjusted		11.3%		22.9%		16.6%

		Three Months Ended March 31,
		2012		2011		% Change

Diluted earnings per share	$	1.08	$	1.13		(4)
Adjustments to diluted earnings per share:
Profit improvement initiatives (3)		0.20		0.01
Robuschi backlog and inventory amortization (4)		0.10		-
Other, net (5)		0.02		0.01

Total adjustments to diluted earnings per share		0.32		0.02
Adjusted diluted earnings per share	$	1.40	$	1.15		22

(3)	Charges in both years reflect costs, including employee termination benefits, to streamline operations and reduce overhead costs.

(4)	Relates to amortization of the fair market value adjustments to backlog and inventory acquired as part of the acquisition of Robuschi SpA.

(5)

Charges in 2012 consist primarily of fair value adjustments related to the exit of a business, certain severance payments and acquisition due diligence costs. Charges in 2011 consist primarily of costs associated with the closure of a manufacturing facility and corporate relocation.